                                                                    EXHIBIT 10.6

                          SEVENTH AMENDMENT TO LEASE
                          --------------------------



     SEVENTH AMENDMENT TO LEASE dated as of this 29/th/ day of March, 1999, by and between BP PRUCENTER ACQUISITION, LLC, a Delaware limited liability company (as successor-in-interest to The Prudential Insurance Company of America) ("Landlord") and BRONNER SLOSBERG HUMPHREY, LLC, a Delaware limited liability company, as successor-in-interest to Bronner Slosberg Humphrey, Inc. ("Tenant").


                                   RECITALS
                                   --------

     By Lease dated May 31, 1995 (as amended by a First Amendment of Lease dated June 21, 1996, a Second Amendment of Lease dated September 1, 1996, a Third Amendment of Lease dated November 5, 1996, a Fourth Amendment of Lease dated January 22, 1997, a Fifth Amendment and Partial Termination of Lease dated July 11, 1997 and a Sixth Amendment and Partial Termination of Lease dated May 15, 1998, the "Lease"), Landlord's predecessor-in-interest did lease to Tenant and Tenant did hire and lease from Landlord's predecessor-in-interest certain premises (the "Initial Premises") located in the Tower Building (the "Building"), Prudential Center, Boston, Massachusetts, which Initial Premises are described with greater particularity in the Lease.

     Tenant has determined to Lease from Landlord an additional 25,676 square feet of rentable floor area, consisting of the entirety of the twenty-ninth
(29th) floor of the Building, which space is shown on Exhibit A attached hereto (the "Seventh Amendment Space").

     Landlord and Tenant are entering into this instrument to set forth said leasing of the Seventh Amendment Space, to integrate the Seventh Amendment Space into the Lease and to amend the Lease.

     NOW THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration in hand this date paid by each of the parties to the other, the receipt and sufficiency of which are hereby severally acknowledged, and in further consideration of the mutual promises herein contained, Landlord and Tenant hereby agree to and with each other as follows:

     1. Effective as of the "Seventh Amendment Space Commencement Date" (as defined in Section 2 hereof) the Seventh Amendment Space shall constitute a part of the "Premises" (as defined and used in the Lease), so that the Premises (as defined and used in the Lease) shall include both the Initial Premises and the Seventh Amendment Space.

     2. The Seventh Amendment Space Commencement Date shall be earlier to occur of (a) the date on which the Seventh Amendment Space is ready for occupancy as provided below or (b) the date on which Tenant commences beneficial use of the

          Seventh Amendment Space (Tenant shall be treated as having commenced beneficial use when it begins to move furniture and equipment into the Seventh Amendment Space for its regular business operation). The Seventh Amendment Space shall be deemed to be ready for occupancy at such time as Landlord shall have completed the "Asbestos Abatement Work" as described on Exhibit B attached hereto and placed the Seventh Amendment Space in "shell condition" as described in Exhibit C to the above-referenced Fourth Amendment of Lease. Landlord shall give Tenant at least thirty (30) days prior written notice of the date on which Landlord anticipates that the work to be performed by Landlord hereunder will be completed and the Seventh Amendment Space deemed ready for occupancy. Notwithstanding the foregoing, under no circumstances shall the Seventh Amendment Space Commencement Date be deemed to occur prior to March 1, 2001 (unless Tenant has commenced beneficial use of the Seventh Amendment Space prior to that date).

          In the event that Landlord shall fail to deliver possession of the Seventh Amendment Space with the Asbestos Abatement Work complete and the Seventh Amendment Space in shell condition by July 1, 2001 (as such date shall automatically be extended for such periods of time as Landlord is prevented from delivering the Seventh Amendment Space as contemplated herein by reason of events beyond Landlord's reasonable control), Tenant shall have the right to terminate the Lease with respect to the Seventh Amendment Space only, by giving notice to Landlord of Tenant's desire to do so within thirty (30) days after such date; and, upon the giving of such notice, the Lease shall terminate with respect to the Seventh Amendment Space only, without further liability or obligation on the part of either party, unless within thirty (30) days after receipt of such termination notice from Tenant, Landlord shall so deliver the Seventh Amendment Space in the condition required above. Such right of termination shall be Tenant's sole and exclusive remedy at law or in equity or otherwise for Landlord's failure to deliver the Seventh Amendment Space by July 1, 2001.

     3. The Term of the Lease for the Seventh Amendment Space shall commence on the Seventh Amendment Space Commencement Date and (notwithstanding the fact that the Term of the Lease with respect to the Initial Premises may have previously expired as set forth in the Lease) shall expire on the last day of the sixtieth (60th) full calendar month subsequent to the Seventh Amendment Space Commencement Date (plus the partial month, if any, following the Seventh Amendment Space Commencement Date) (the "Seventh Amendment Space Lease Term"), unless sooner terminated in accordance with the provisions of the Lease as herein amended, upon all the same terms and conditions contained in the Lease as herein amended.

     4. Rent for the Seventh Amendment Space from the Seventh Amendment Space Commencement Date through the expiration of the Seventh Amendment Space Lease Term shall be payable at the annual rate of $1,347,990.00 (being the product of (i) $52.50 and (ii) the rentable floor area of the Seventh Amendment Space (being 25,676 square feet)).

     5. Commencing on the Seventh Amendment Space Commencement Date, Tenant shall reimburse Landlord for Increased Operating Expenses (pursuant to
          Section 3.2 of the Lease) for the Seventh Amendment Space in excess of the Operating Expenses incurred by Landlord during calendar year 2000 (being January 1, 2000 through December 31, 2000).

     6. Commencing on the Seventh Amendment Space Commencement Date, Tenant shall reimburse Landlord for increased Real Estate Taxes (pursuant to Section 3.4 of the Lease) for the Seventh Amendment Space in excess of the Real Estate Taxes paid by Landlord in fiscal year 2001 (being July 1, 2000 through June 30, 2001).

     7. Tenant's Share with respect to the Seventh Amendment Space consisting of a total of 25,676 rentable square feet will be 2.09%.

     8. Landlord shall provide approximately four hundred (400) AMPS of 120/208 volts of electrical power to be used in the Seventh Amendment Space and shall, at its sole expense, bring such power to the electrical panel serving the Seventh Amendment Space. Tenant shall pay for any upgrades to said electric power and shall pay directly to Boston Edison Company or other provider of electrical service to the Seventh Amendment Space the cost as billed to Tenant for electricity used in the Seventh Amendment Space for lighting and office receptacles. Notwithstanding the foregoing, Landlord reserves the right, to be exercised upon at least thirty (30) days prior written notice to Tenant, to install a check meter to measure the consumption of electricity in the Seventh Amendment Space. If Landlord shall install a check meter as aforesaid, in lieu of making payment directly to the utility company, Tenant shall reimburse Landlord monthly in arrears within thirty (30) days of receipt of Landlord's invoice for the cost of electricity consumed in the Seventh Amendment Space as determined by such check meter and Landlord's cost of electricity from time to time.

     9. As provided in the Lease, on the Seventh Amendment Space Commencement Date, Tenant shall be entitled to lease, at the then current monthly rates, up to thirteen (13) additional parking spaces from the Prudential Center garage operator in excess of those currently leased. The rate for monthly parking spaces as of

          January 1, 1999 is $290.00 per month.

     10. (A) Landlord shall provide to Tenant an allowance of $30.00 per square foot of rentable floor area of the Seventh Amendment Space (the "Tenant Allowance") which may be applied by Tenant upon written notice to Landlord to (i) the cost of improvements (including architectural and engineering fees in connection therewith) in any portion of the Seventh Amendment Space performed by Tenant in accordance with the terms of the Lease after Tenant delivers to Landlord paid invoices indicating the actual cost of such improvements reasonably satisfactory to Landlord or (ii) the actual costs incurred by Landlord in connection with any improvement work in the Seventh Amendment Space in the event Tenant shall elect to have Landlord perform such work. To the extent that the costs of any such work undertaken by Landlord exceed the Tenant Allowance, Tenant shall reimburse Landlord, as Additional Rent, for such excess upon Tenant's authorization for Landlord to proceed with the work attributable thereto.

          If Tenant shall elect for Landlord to perform the improvement work, Landlord shall use good faith efforts to perform such work at a commercially reasonable cost.

          (B) Notwithstanding the foregoing, Landlord shall be under no obligation to apply any portion of the Tenant Allowance for any purposes other than as provided in this Seventh Amendment, nor shall Landlord be deemed to have assumed any obligations, in whole or in part, of Tenant to any contractors, subcontractors, suppliers, workmen or materialmen. In addition, Landlord shall not be obligated to make any application of any portion of the Tenant Allowance if (i) there shall be existing any default of Tenant under the Lease (as defined in Section 8.1) or (ii) there are any liens which are not bonded to the reasonable satisfaction of the Landlord against Tenant's interest in the Lease or against the Premises, the Building, or the Prudential Center arising out of any work performed pursuant to the Lease by Tenant or any litigation in which Tenant is a party.

     11. In accordance with Section 1(F) of the Third Amendment of Lease, Tenant has delivered to Landlord an irrevocable standby letter of credit in the original face amount of One Million Three Hundred Seventy-Five Thousand and 00/100 Dollars ($1,375,000.00) (the "Third Amendment LC") to secure, among other obligations of Tenant under the Lease, a portion of the transaction costs incurred by Landlord in connection with the twenty-fifth (25th) floor of the Building (the "Twenty-Fifth Floor"). Section 1(F) also provides in part for the yearly reductions of the Third Amendment LC subject to the conditions contained in Section 1(F).

          Landlord and Tenant agree that Landlord may utilize the Third Amendment LC as additional security for Tenant's obligations with respect to up to fifty percent (50%) of the Transaction Costs (as hereinafter defined) to be incurred by Landlord for the Seventh Amendment Space. In order to provide Landlord with sufficient additional security for the Transaction Costs for the Seventh Amendment Space while preserving Landlord's security for the Twenty-Fifth Floor, Landlord and Tenant agree that the Third Amendment LC reduction procedures in Section 1(F) are hereby amended to provide that, in lieu of the annual fourteen percent (14%) reduction scheduled to commence in the first quarter of calendar year 1999, provided the Third Amendment Security Reduction Conditions (as that term is defined in the Third Amendment of Lease) have been satisfied, the Third Amendment LC shall be reduced in each year starting three (3) years after the Initial Third Amendment Security Reduction Date specified in
          Section 1(F) (i.e. during the first quarter of calendar year 2002) in accordance with the terms and provisions of Section 1(F). For the purposes of this Seventh Amendment, the term "Transaction Costs" shall mean all costs incurred by Landlord in (i) the negotiation and execution of this Seventh Amendment (including, without limitation, attorneys' fees), (ii) the preparation of the Seventh Amendment Space for Tenant's use and occupancy, including but not limited to the Tenant Allowance (but specifically excluding the costs of performing the Asbestos Abatement Work and placing the Seventh Amendment Space in shell condition, as described in Section 2 above), (iii) real estate brokerage commissions and (iv) any unreimbursed costs incurred by Landlord's Contract Manager. The Transaction Costs for the Seventh Amendment Space are currently calculated to be approximately $36.00 per rentable square foot of floor area of the Seventh Amendment Space.

          Tenant understands that the exercise of its future expansion rights may require a further modification of the terms regarding the reduction of the Third Amendment LC and/or an increase in the Third Amendment LC to secure a portion of Transaction Costs for such space incurred by Landlord. In addition, in the event that Tenant does not exercise its option to terminate the Lease with respect to the Seventh Amendment Space in accordance with Section 12 below and consequently the Seventh Amendment Space Lease Term shall exceed the Term of the Lease with respect to the Initial Premises, Landlord shall be entitled to retain the then-remaining portion of the Third Amendment LC (subject to further reduction in accordance with the terms and provisions of Section 1(F) of the Third Amendment of Lease) for the balance of the Seventh Amendment Space Lease Term.

          Notwithstanding anything contained herein or in the Third Amendment to Lease to the contrary: (i) condition #3 of the Third Amendment Security Reduction

          Conditions is hereby deleted in its entirety; (ii) the last sentence of condition #5(b) of the Third Amendment Security Reduction Conditions is hereby deleted in its entirety and the following language substituted therefor: "Operating Income is defined as net income or loss, excluding one time extraneous items related to the recapitalization that occurred in January 1999, plus depreciation, interest expenses, amortization, and all Federal, state, local and foreign income taxes."; and (iii) condition #5(c) of the Third Amendment Security Reduction Conditions is hereby deleted in its entirety and the following language substituted therefor: "TENANT'S third party debt service expense exceeds 25% of TENANT'S net income on an annual basis."

     12. In accordance with Section 12.14 of the Lease (as amended by Section 9 of the First Amendment of Lease), Tenant has delivered to Landlord an irrevocable standby letter of credit in the original face amount of Four Million Seventy-Eight Thousand and 00/100 Dollars ($4,078,000.00) (the "Original LC") to secure, among other things, a portion of the Lease Transaction Costs incurred by Landlord in connection with the Initial Premises and the First Amendment Spaces. Section 12.14 (as amended by Section 9 of the First Amendment of Lease) also provides in part for yearly reductions of the Original LC subject to the conditions contained in Section 12.14 and Section 9.

          Notwithstanding anything contained in said Section 12.14 and Section 9 to the contrary, Landlord and Tenant hereby agree that: (i) the Original LC shall be reduced by Eight Hundred Thousand and 00/100 Dollars ($800,000.00) on or about the date of this Seventh Amendment, which such reduction shall be in lieu of any other reductions to the Original LC contemplated by or scheduled to take place under the Lease prior to December 31, 1998; (ii) the Original LC shall be further reduced by an additional Eight Hundred Thousand and 00/100 Dollars ($800,000.00) during the second quarter of calendar year 1999, which such reduction shall be in lieu of any other reduction to the Original LC contemplated by or scheduled to take place under the Lease during calendar year 1999; and (iii) commencing in the first quarter of calendar year 2000, and provided that in each instance the L.C. Reduction Conditions (as that term is defined in the Lease) have been satisfied, the Original LC shall be reduced in each year by the amount shown for each applicable lease year on the schedule set forth in Exhibit LCR attached to and made a part of this Seventh Amendment (which such Exhibit LCR shall replace and supercede Exhibit LCR attached to the First Amendment of Lease).

          Notwithstanding anything contained herein or in the Lease to the contrary: (i) condition #3 of the L.C. Reduction Conditions is hereby deleted in its entirety; (ii) the last sentence of condition #5(b) of the L.C. Reduction Conditions is hereby deleted in its entirety and the following language substituted therefor: "Operating Income is defined as net income or loss, excluding one time extraneous items related to the recapitalization that occurred in January 1999, plus depreciation, interest expenses, amortization, and all Federal, state, local and foreign income taxes."; and (iii) condition #5(c) of the L.C. Reduction Conditions is hereby deleted in its entirety and the following language substituted therefor:
          "TENANT'S third party debt service expense exceeds 25% of TENANT'S net income on an annual basis."

     13. By written notice ("Tenant's Termination Notice") given by Tenant to Landlord at any time during the Seventh Amendment Space Lease Term on or before the last day of the month which is twelve (12) months prior to the expiration of the Lease Term with respect to the Initial Premises, Tenant may elect to cancel and terminate the Lease with respect to the Seventh Amendment Space effective on the last day of the Lease Term with respect to the Initial Premises (the "Seventh Amendment Space Early Termination Date") but not before or after said date; provided, however, that as a condition precedent to such cancellation and termination, Tenant must deliver to Landlord together with Tenant's Termination Notice good funds in an amount equal to "Tenant's Termination Payment" (as defined below) and provided further that notwithstanding such termination and as a further condition precedent thereto, (i) Tenant shall pay to Landlord on a timely basis all Rent and payments on account of Increased Operating Expenses, increased Real Estate Taxes, utility charges and all additional rent and other amounts due from Tenant (including, but not limited to, all past due amounts thereof) through the Seventh Amendment Space Early Termination Date (it being acknowledged and agreed that Tenant's Termination Payment is in addition to such amounts and no credit shall be given towards the payment of such amount on account of the payment of Tenant's Termination Payment), (ii) there shall be no default (beyond any applicable notice and cure period) on the part of Tenant under the Lease on either the date Tenant gives Tenant's Termination Notice or on the Seventh Amendment Space Early Termination Date and
          (iii) Tenant shall quit and vacate the Seventh Amendment Space as of the Seventh Amendment Space Early Termination Date and surrender the same in the condition required by the applicable provisions of the Lease. In the event that Tenant's share of such Increased Operating Expenses, increased Real Estate Taxes, utility charges and such other additional rent and other amounts due through the Seventh Amendment Space Early Termination Date is not finally determined as of the Seventh Amendment Space Early Termination Date, Tenant shall make payment on account as reasonably estimated by Landlord if so requested by Landlord and in any event Tenant shall make final payment of amounts due through the Seventh Amendment Space Early Termination Date within thirty (30) days after final billing therefor by Landlord. The obligations of Tenant set forth in this Section 12 shall survive the termination of the Lease. If Tenant shall not give to Landlord Tenant's Termination Notice as provided in this Section 13 (time being of the essence), the provisions of this Section 13 shall be deemed null and void. "Tenant's Termination Payment" shall be equal to the product of(a) the "Fixed Monthly Amortization Amount" as defined hereinbelow and (b) the number of months that would have remained in the Seventh Amendment Space Lease Term from and after the Seventh Amendment Space Early Termination Date but for the giving by Tenant of the Tenant's Termination Notice. The "Fixed Monthly Amortization Amount" shall equal the monthly payment on a direct reduction loan basis amortized monthly where (i) the principal amount is equal to the Tenant Allowance plus the commission paid by Landlord to the Recognized Broker (as hereinafter defined) in connection with this Seventh Amendment (the "Broker's Commission"),
          (ii) the term is sixty (60) calendar months and (iii) the monthly interest rate is 0.8333%.

     14. Landlord shall have the right, at any time prior to the Seventh Amendment Space Commencement Date, to substitute for the Seventh Amendment Space either the twenty-fourth (24th), twenty-sixth (26th) or twenty-seventh (27th) floor of the Building in accordance with the following:

          a.. Landlord shall give Tenant at least one hundred twenty (120) days written notice of Landlord's intention to substitute one of the aforesaid floors for the Seventh Amendment Space.

          b. Landlord shall reimburse Tenant for any reasonable costs incurred by Tenant in readapting Tenant's architectural and engineering plans to the extent necessary as a result of the substitution of a different floor of the Building for the original Seventh Amendment Space described herein.

          c. Upon the delivery of the notice described in subsection (a) above, the new premises shall become the "Seventh Amendment Space" for the purposes of the Lease as amended by this Seventh Amendment, and the parties hereto shall execute an amendment to the Lease setting forth the substitution for the original Seventh Amendment Space.

          d. Notwithstanding the provisions of Section 2 above, in the event that the new Seventh Amendment Space is to be located on a floor in the Building on which Asbestos Abatement Work has already been performed prior to the date of Landlord's notice of substitution, Landlord shall deliver such space to Tenant in "as is" condition, broom clean and clear of all occupants. If the new Seventh Amendment Space is to be located on a floor in the Building in which Asbestos Abatement Work has not already been performed, Landlord shall deliver such space after performing the work described in Section 2.

          e. The rentable floor area of the new Seventh Amendment Space shall not vary by more than five hundred (500) square feet from the rentable floor area of the original Seventh Amendment Space (being 25,676 square feet). Rent and additional rent for the new Seventh Amendment Space shall in any event be based on the actual rentable floor area of such space.

     15. Tenant hereby acknowledges and confirms that the indemnity set forth in Section 11.1 of the Lease shall apply, and always has applied, to the use or occupancy by Tenant of the Premises in its entirety and to the acts or omissions of Tenant, its agents, employees or any contractors brought onto the Premises in its entirety by Tenant.

     16. (A) Tenant warrants and represents that Tenant has not dealt with any broker in connection with the consummation of this Seventh Amendment other than Meredith & Grew, Incorporated (the "Recognized Broker"); and in the event any claim is made against Landlord relative to dealings by Tenant with brokers other than the Recognized Broker, Tenant shall defend the claim against Landlord with counsel of Tenant's selection first approved by Landlord (which approval will not be unreasonably withheld) and save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim.

          (B) Landlord warrants and represents that Landlord has not dealt with any broker in connection with the consummation of this Seventh Amendment other than the Recognized Broker; and in the event any claim is made against Tenant relative to dealings by Landlord with brokers other than the Recognized Broker, Landlord shall defend the claim against Tenant with counsel of Landlord's selection and save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for paying the commission due to the Recognized Broker in connection with this Seventh Amendment.

     17. Except as otherwise expressly provided herein, all capitalized terms used herein without definition shall have the same meanings as are set forth in the Lease.

     18. Except as herein amended the Lease shall remain unchanged and in full force and effect. All references to the "Lease" shall be deemed to be references to the Lease as herein amended.

??? as a sealed instrument as of the date and year first above written.

                  LANDLORD:

Cameron
-------
                  BP PRUCENTER ACQUISITION, LLC

                  By:  BOSTON PROPERTIES LIMITED PARTNERSHIP, its Manager

                       By:  BOSTON PROPERTIES, INC.,
                            its general partner

                            By /s/ Claude B. Hoopes
                               ------------------------
                            Name Claude B. Hoopes
                                 ----------------------
                            Title Vice President
                                  ---------------------



                       TENANT:


                       BRONNER SLOSBERG
                       HUMPHREY LLC
                       By:  BSH Holding, LLC, its manager

                       By:  Bronner Slosberg Humphrey Co., its Manager
                            -------------------------

                            By /s/ Meryl K. Beckingham
                               ------------------------
                            Name Meryl K. Beckingham
                                 ----------------------
                            Title SVP/CFO
                                 ----------------------

                                   EXHIBIT B
                                   ---------


1.  Overview
    --------

     A. This agreement consists of providing the work required for selective demolition, asbestos removal, and replacement fireproofing at the 29/th/ floor Prudential Tower, Prudential Center, Boston, Massachusetts

2.   Description of Work
     -------------------

     The following is a brief description of the work included under this agreement.

     Work covered by Contract Documents:

     1.   Selective Demolition:
             a.)    Removal of carpet
             b.)    Removal of below ceiling wall partitions
             c.)    Removal of freight and passenger elevator lobby ceilings
             d.)    Removal of core storage room ceiling
             e.)    Removal of travertine wall panels in passenger elevator
                    lobby

     2.   Removal of Asbestos and Hazardous Materials:
             a.)    Removal of all suspended ceiling as acm
             b.)    Removal of all light fixtures as acm
             c.)    Removal of light fixtures ballasts as PCB-containing
             d.)    Removal of all HVAC ductwork and related mechanical
                    components located above ceiling as acm
             e.)    Removal of abandoned electrical and communication system
                    wiring, conduit, etc.
             f.)    Removal of all insulation on building mechanical systems
                    located above ceiling as acm
             g.)    Removal of structural fireproofing as acm (--80% amosite)
             h.)    Removal of all interior column enclosures and associated
                    masonry blocks as acm
             i.)    Removal of all floor tile and associated mastic as acm
                    using chemical stripping methods
             j.)    Cleaning of all surfaces

     3.   Replacements
             a.)    Replacement of structural fireproofing


     4.   Firewatch
             a.)    Provide 24-hour firewatch throughout the Contract Period.

                    EXHIBIT LCR


              Original LC      LC        Total LC
   Year         Balance     Reduction     Balance
   ------------------------------------------------
   1999        4,078,000    1,600,000    2,478,000
   2000        2,478,000      450,000    2,028,000
   2001        2,028,000      450,000    1,578,000
   2002        1,578,000      450,000    1,128,000
   2003        1,128,000      450,000      678,000
   2004          678,000      450,000      228,000
   2005          228,000      228,000            0


   1. Original Standby letter of Credit

   2. Straightline declining balance over life of lease

   3. Original Standby letter of Credit Balance for lease year.